May 8, 2006

AMI Doduco, Inc.

Murray Corporate Park

1003 Corporate Drive

Export, PA 15362

Dear Sirs:

Reference is made to a Fee Consignment and/or Purchase of Silver Agreement dated April 7, 2006, as it may have been amended from time to time (the "Agreement").

Further to discussions between the Parties, certain terms of the Agreement are to be revised and, as a consequence and subject to your acceptance, the following provisions of the Agreement are hereby amended as follows:

  Paragraph 1 of the Agreement, captioned "Availability", is hereby amended to read as follows:

  "1. Availability. Silver delivered and held on consignment hereunder from time to time by the Consignee shall not at any time have a Dollar Value which exceeds the lesser of (i) the Dollar Value of 5,000,000 troy ounces of silver and (ii) $85,000,000 U.S. (such $85,000,000 U.S. being the "Maximum Dollar Limit")."

  Paragraph 2 of the Agreement, captioned "Restoration of Maximum Dollar Limit" is amended to read as follows:

  "2. Restoration of Maximum Dollar Limit. If at any time the Dollar Value of silver held on consignment hereunder by the Consignee should exceed the Maximum Dollar Limit, then Scotiabank may at its option, by telex or telecopied notice to the Consignee, require that by the end of the Business Day immediately following the day upon which such telex or telecopied notice is given, the Consignee either:

    re-deliver to Scotiabank a portion of the silver held on consignment hereunder sufficient to reduce the Dollar Value of the silver continued to be held on consignment hereunder to an amount no greater than the Maximum Dollar Limit; or
    purchase from Scotiabank, at the applicable H&H Noon price plus applicable premium (as provided in paragraph 14), a quantity of the silver held on consignment hereunder sufficient to reduce the Dollar Value of the silver held on consignment hereunder to an amount no greater than the Maximum Dollar Limit.

With respect to item (ii) above, if the Parties are unable to agree to a purchase price, then the Maximum Dollar Limit shall be restored pursuant to the provisions of item (i) above."

All other terms and conditions of the Agreement are to remain in full force and effect, unamended except as previously amended and as hereby amended. By the execution of this letter, AMI Doduco, Inc. confirms its acceptance of the provisions set out herein.

Yours truly,

THE BANK OF NOVA SCOTIA

By: /s/ Zoran Miljkovic

Authorized Officer

By: /s/ Timothy P. Dinneny

Authorized Officer

ACCEPTED:

DATED: May 17, 2006.

AMI Doduco, Inc.

By: /s/ James M. Papada, III

Name: James M. Papada, III

Title: President

By: Drew A. Moyer

Name: Drew A. Moyer

Title: Corporate Secretary

Guarantor's Acknowledgement:

Technitrol, Inc. hereby acknowledges that its guarantee in favour of The Bank of Nova Scotia, executed on July 6, 2000 (and re-affirmed on April 7, 2006), continues in full force and effect with respect to the indebtedness and liabilities of AMI Doduco, Inc., including without limitation, all liabilities of AMI Doduco, Inc. under this Fee Consignment and/or Purchase of Silver Agreement, as same may be amended from time to time.

Technitrol, Inc.

By: /s/ James M. Papada, III

Name: James M. Papada, III

Title: CEO

By: /s/ Drew A. Moyer

Name: Drew A. Moyer

Title: Senior VP & CFO